Exhibit 99.1

Oaktree Specialty Lending Corporation Announces First Fiscal Quarter 2023 Financial Results and Declares Increased Distribution of $0.55 Per Share

LOS ANGELES, CA, February 7, 2023 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended December 31, 2022.

Financial Highlights for the Quarter Ended December 31, 20221

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Total investment income was $79.2 million ($1.30 per share) for the first fiscal quarter of 2023, as compared with $70.1 million ($1.15 per share) for the fourth fiscal quarter of 2022. Adjusted total investment income was $77.4 million ($1.27 per share) for the first fiscal quarter of 2023, as compared with $68.0 million ($1.11 per share) for the fourth fiscal quarter of 2022. The increase was primarily driven by higher interest income from the impact of rising base rates, wider spreads on new originations and a larger investment portfolio.

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GAAP net investment income was $38.8 million ($0.63 per share) for the first fiscal quarter of 2023, as compared with $35.9 million ($0.59 per share) for the fourth fiscal quarter of 2022. The increase was primarily driven by higher total investment income, partially offset by higher interest expense.

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Adjusted net investment income was $37.1 million ($0.61 per share) for the first fiscal quarter of 2023, as compared with $33.7 million ($0.55 per share) for the fourth fiscal quarter of 2022. The increase primarily reflected higher adjusted total investment income, partially offset by higher interest expense.

•

Net asset value (“NAV”) per share was $19.63 as of December 31, 2022, as compared with $20.38 as of September 30, 2022. The decrease was primarily the result of the $0.42 per share special distribution paid by the Company during the quarter and unrealized depreciation related to credit spread widening on debt investments.

•

Originated $250.3 million of new investment commitments and received $104.4 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended December 31, 2022. The weighted average yield on new debt investments was 13.1%.

•	No investments were on non-accrual status as of December 31, 2022.

•

Total debt outstanding was $1,510.0 million as of December 31, 2022. The total debt to equity ratio was 1.26x, and the net debt to equity ratio was 1.24x, after adjusting for cash and cash equivalents.

•

Liquidity as of December 31, 2022 was composed of $17.4 million of unrestricted cash and cash equivalents and $340.0 million of undrawn capacity under the Company’s credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $198.9 million, or $171.8 million excluding unfunded commitments to the Company’s joint ventures. Of the $171.8 million, approximately $129.8 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies.

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A quarterly cash distribution was declared of $0.55 per share, up 2% from $0.54 per share in the prior quarter and the eleventh consecutive quarterly distribution increase. The distribution is payable in cash on March 31, 2023 to stockholders of record on March 15, 2023.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “We produced excellent results to start the fiscal year, with adjusted net investment income of $0.61 per share, up 10% from the prior quarter, supported by robust origination activity, which drove our annualized return on equity to just under 12%. Drawing upon the breadth of the Oaktree platform, we identified attractive investments across a mix of both sponsor and non-sponsor deals at a weighted average yield of 13%. Still, we remain highly selective, prudently focusing on deals that are appropriately risk-adjusted. Our continued solid credit quality reflects this, and we believe our portfolio is defensively positioned for the current market environment.”

[1]

As discussed below, the Company completed a 1-for-3 reverse stock split on January 20, 2023, effective as of the commencement of trading on January 23, 2023. All share amounts and per share information included in this press release reflect the reverse stock split on a retroactive basis.

Mr. Panossian continued, “Subsequent to the end of the quarter, we closed our previously announced merger with Oaktree Strategic Income II, Inc. Following closing, we now have more than $3.3 billion of assets and significantly more scale and financial flexibility to leverage as we pursue compelling new investments in the year ahead. Altogether, we believe we are in excellent financial shape in the new year and well-positioned to continue delivering attractive returns to our shareholders.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.55 per share, an increase of 2%, or $0.01 per share, from the prior quarter and the eleventh consecutive quarterly distribution increase. The distribution is payable in cash on March 31, 2023 to stockholders of record on March 15, 2023.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended

($ in thousands, except per share data)	December 31, 2022 (unaudited)	September 30, 2022 (unaudited)	December 31, 2021 (unaudited)

GAAP operating results:

Interest income	$69,978	$61,719	$55,450

PIK interest income	6,130	6,011	4,663

Fee income	2,021	1,539	912

Dividend income	1,050	875	3,916

Total investment income	79,179	70,144	64,941

Net expenses	40,293	34,286	29,338

Net investment income before taxes	38,886	35,858	35,603

(Provision) benefit for taxes on net investment income	—	—	(3,308)

Excise tax	(78)	—	—

Net investment income	38,808	35,858	32,295

Net realized and unrealized gains (losses), net of taxes	(25,636)	(22,650)	7,113

Net increase (decrease) in net assets resulting from operations	$13,172	$13,208	$39,408

Total investment income per common share	$1.30	$1.15	$1.08

Net investment income per common share	$0.63	$0.59	$0.54

Net realized and unrealized gains (losses), net of taxes per common share	$(0.42)	$(0.37)	$0.12

Earnings (loss) per common share — basic and diluted	$0.22	$0.22	$0.66

Non-GAAP Financial Measures[1]:

Adjusted total investment income	$77,433	$67,971	$62,093

Adjusted net investment income	$37,062	$33,685	$31,198

Adjusted net realized and unrealized gains (losses), net of taxes	$(23,890)	$(20,477)	$9,959

Adjusted earnings (loss)	$13,172	$13,208	$39,406

Adjusted total investment income per share	$1.27	$1.11	$1.03

Adjusted net investment income per share	$0.61	$0.55	$0.52

Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.39)	$(0.34)	$0.17

Adjusted earnings (loss) per share	$0.22	$0.22	$0.66

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the merger of Oaktree Strategic Income Corporation with and into the Company (the “OCSI Merger”) and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of

($ in thousands, except per share data and ratios)	December 31, 2022 (unaudited)	September 30, 2022	December 31, 2021 (unaudited)

Select balance sheet and other data:

Cash and cash equivalents	$17,382	$23,528	$43,765

Investment portfolio at fair value	2,642,870	2,494,111	2,588,623

Total debt outstanding (net of unamortized financing costs)	1,463,624	1,301,043	1,285,461

Net assets	1,201,989	1,245,563	1,325,061

Net asset value per share	19.63	20.38	7.34

Total debt to equity ratio	1.26x	1.08x	0.98x

Net debt to equity ratio	1.24x	1.06x	0.95x

Adjusted total investment income for the quarter ended December 31, 2022 was $77.4 million and included $68.2 million of interest income from portfolio investments, $6.1 million of payment-in-kind (“PIK”) interest income, $2.0 million of fee income and $1.1 million of dividend income. The increase of $9.5 million from the quarter ended September 30, 2022 was primarily driven by $8.8 million of higher interest income primarily driven by the impact of rising interest rates on the Company’s floating rate investments, wider spreads on new originations and a larger investment portfolio, $0.5 million of higher fee income from exit fees received on repayments and $0.2 million of higher dividend income from the Company’s investment in SLF JV I LLC (“SLF JV I”).

Net expenses for the quarter ended December 31, 2022 totaled $40.3 million, up $6.0 million from the quarter ended September 30, 2022. The increase primarily reflected a $5.0 million of higher interest expense as a result of the impact of rising interest rates on the Company’s floating rate liabilities, $0.7 million of higher part I incentive fees as a result of higher adjusted total investment income and $0.2 million of higher management fees as a result of a larger investment portfolio.

Adjusted net investment income was $37.1 million ($0.61 per share) for the quarter ended December 31, 2022, up from $33.7 million ($0.55 per share) for the quarter ended September 30, 2022. The increase of $3.4 million primarily reflected $9.5 million of higher adjusted total investment income, partially offset by $6.0 million of higher net expenses.

Adjusted net realized and unrealized losses, net of taxes, were $23.9 million for the quarter ended December 31, 2022, primarily reflecting credit spread widening on debt investments.

Portfolio and Investment Activity

	As of

($ in thousands)	December 31, 2022 (unaudited)	September 30, 2022 (unaudited)	December 31, 2021 (unaudited)

Investments at fair value	$2,642,870	$2,494,111	$2,588,623

Number of portfolio companies	156	149	140

Average portfolio company debt size	$16,500	$16,500	$18,500

Asset class:

Senior secured debt	86.3%	86.9%	87.4%

Unsecured debt	2.4%	2.3%	1.0%

Equity	4.3%	4.2%	4.2%

JV interests	7.0%	6.7%	7.4%

Non-accrual debt investments:

Non-accrual investments at fair value	$—	$—	$—

Non-accrual investments as a percentage of debt investments	—%	—%	—%

Number of investments on non-accrual	—	—	—

Interest rate type:

Percentage floating-rate	87.3%	86.5%	91.6%

Percentage fixed-rate	12.7%	13.5%	8.4%

Yields:

Weighted average yield on debt investments[1]	11.6%	10.6%	8.7%

Cash component of weighted average yield on debt investments	10.3%	9.3%	7.5%

Weighted average yield on total portfolio investments[2]	11.2%	10.2%	8.3%

Investment activity:

New investment commitments	$250,300	$97,000	$299,900

New funded investment activity[3]	$274,400	$84,500	$240,800

Proceeds from prepayments, exits, other paydowns and sales	$104,400	$146,100	$235,000

Net new investments[4]	$170,000	$(61,600)	$5,800

Number of new investment commitments in new portfolio companies	18	6	12

Number of new investment commitments in existing portfolio companies	7	5	9

Number of portfolio company exits	11	8	10

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger.

3 New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.

4 Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of December 31, 2022, the fair value of the investment portfolio was $2.6 billion and was composed of investments in 156 companies. These included debt investments in 142 companies, equity investments in 42 companies, and the Company’s joint venture investments in SLF JV I and OCSI Glick JV LLC (“Glick JV”). 30 of the equity investments were in companies in which the Company also had a debt investment.

As of December 31, 2022, 94.8% of the Company’s portfolio at fair value consisted of debt investments, including 71.9% of first lien loans, 14.4% of second lien loans and 8.5% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 71.2% of first lien loans, 15.7% of second lien loans and 8.1% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of September 30, 2022.

As of December 31, 2022, there were no investments on non-accrual status.

The Company’s investments in SLF JV I totaled $136.8 million at fair value as of December 31, 2022, up 17% from $117.0 million as of September 30, 2022. The increase was primarily driven by $21.9 million of additional contributions by the Company to SLF JV I as well as undistributed net investment income, partially offset by SLF JV I’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from broader market volatility.

As of December 31, 2022, SLF JV I had $409.4 million in assets, including senior secured loans to 59 portfolio companies. This compared to $385.2 million in assets, including senior secured loans to 60 portfolio companies, as of September 30, 2022. As of December 31, 2022, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $2.6 million for the Company during the quarter ended December 31, 2022, up from $2.2 million in the prior quarter. In addition, SLF JV I generated dividend income of $1.1 million for the Company during the quarter ended December 31, 2022, up from $0.9 million in the prior quarter. As of December 31, 2022, SLF JV I had $34.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

The Company’s investments in Glick JV totaled $49.5 million at fair value as of December 31, 2022, down 1% from $50.3 million as of September 30, 2022. The decline was primarily driven by Glick JV’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from broader market volatility.

As of December 31, 2022, Glick JV had $137.5 million in assets, including senior secured loans to 40 portfolio companies. This compared to $146.8 million in assets, including senior secured loans to 43 portfolio companies, as of September 30, 2022. As of December 31, 2022, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $1.2 million during the quarter ended December 31, 2022, up from $1.0 million in the prior quarter. As of December 31, 2022, Glick JV had $13.9 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.3x.

Liquidity and Capital Resources

As of December 31, 2022, the Company had total principal value of debt outstanding of $1,510.0 million, including $860.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 57% secured and 43% unsecured borrowings as of December 31, 2022. The Company was in compliance with all financial covenants under its credit facilities as of December 31, 2022.

As of December 31, 2022, the Company had $17.4 million of unrestricted cash and cash equivalents and $340.0 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of December 31, 2022, unfunded investment commitments were $198.9 million, or $171.8 million excluding unfunded commitments to the Company’s joint ventures. Of the $171.8 million, approximately $129.8 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of December 31, 2022, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 5.6%, up from 4.4% as of September 30, 2022, primarily driven by the impact of rising interest rates on the Company’s floating rate liabilities.

The Company’s total debt to equity ratio was 1.26x and 1.08x as of December 31, 2022 and September 30, 2022, respectively. The Company’s net debt to equity ratio was 1.24x and 1.06x as of December 31, 2022 and September 30, 2022, respectively.

Recent Developments

Reverse Stock Split

On January 20, 2023, the Company amended its restated certificate of incorporation, as amended and corrected, to effect a 1-for-3 reverse stock split effective as of the commencement of trading on January 23, 2023. Following completion of the reverse stock split, the Company had 61,219,605 shares of common stock outstanding.

OSI2 Merger

On January 23, 2023, the Company completed the previously announced acquisition of Oaktree Strategic Income II, Inc. (the “OSI2 Merger”). At the effective time of the OSI2 Merger, each outstanding share of OSI2 common stock was converted into the right to receive 0.9115 shares of the Company’s common stock (with OSI2’s stockholders receiving cash in lieu of fractional shares of the Company’s common stock). As a result of the OSI2 Merger, the Company issued an aggregate of 15,860,200 shares of its common stock to former OSI2 stockholders. Following completion of the OSI2 Merger, the Company had 77,079,805 shares of common stock outstanding.

OSI2 Citibank Facility

On January 23, 2023, as a result of the consummation of the OSI2 Merger, the Company became party to the senior secured revolving credit facility of OSI 2 Senior Lending SPV, LLC (“OSI 2 SPV”), the Company’s wholly-owned and consolidated subsidiary, with Citibank, N.A., as lender and administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent, which provides for borrowings of up to $250 million. The credit facility has a reinvestment period through May 26, 2023, during which advances may be made, and matures on January 26, 2025.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the OCSI Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger.

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“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

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“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger.

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“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

On March 19, 2021, the Company completed the OCSI Merger. The OCSI Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to stockholders of Oaktree Strategic Income Corporation (“OCSI”) was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the OCSI Merger. Additionally, immediately following the completion of the OCSI Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the OCSI Merger because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the OCSI Merger and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics align the Company’s key financial measures with the calculation of incentive

1 Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months ended December 31, 2022, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the three months ended December 31, 2022, no amounts were payable under the A&R Advisory Agreement.

fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended

	December 31, 2022 (unaudited)		September 30, 2022 (unaudited)		December 31, 2021 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP total investment income	$79,179	$1.30	$70,144	$1.15	$64,941	$1.08
Less: Interest income accretion related to merger accounting adjustments	(1,746)	(0.03)	(2,173)	(0.04)	(2,848)	(0.05)

Adjusted total investment income	$77,433	$1.27	$67,971	$1.11	$62,093	$1.03

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended

	December 31, 2022 (unaudited)		September 30, 2022 (unaudited)		December 31, 2021 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net investment income	$38,808	$0.63	$35,858	$0.59	$32,295	$0.54
Less: Interest income accretion related to merger accounting adjustments	(1,746)	(0.03)	(2,173)	(0.04)	(2,848)	(0.05)
Add: Part II incentive fee	—	—	—	—	1,751	0.03

Adjusted net investment income	$37,062	$0.61	$33,685	$0.55	31,198	$0.52

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended

	December 31, 2022 (unaudited)		September 30, 2022 (unaudited)		December 31, 2021 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net realized and unrealized gains (losses), net of taxes	$(25,636)	$(0.42)	$(22,650)	$(0.37)	$7,113	$0.12
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	1,746	0.03	2,173	0.04	2,846	0.05

Adjusted net realized and unrealized gains (losses), net of taxes	$(23,890)	$(0.39)	$(20,477)	$(0.34)	$9,959	$0.17

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended

	December 31, 2022 (unaudited)		September 30, 2022 (unaudited)		December 31, 2021 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

Net increase (decrease) in net assets resulting from operations	$13,172	$0.22	$13,208	$0.22	$39,408	$0.66
Less: Interest income accretion related to merger accounting adjustments	(1,746)	(0.03)	(2,173)	(0.04)	(2,848)	(0.05)
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	1,746	0.03	2,173	0.04	2,846	0.05

Adjusted earnings (loss)	$13,172	$0.22	$13,208	$0.22	$39,406	$0.66

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its first fiscal quarter 2023 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on February 7, 2023. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 6846351, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, including the impacts of inflation and rising interest rates; (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflict between Russia and Ukraine), natural disasters or pandemics; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (v) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	December 31, 2022 (unaudited)	September 30, 2022

ASSETS

Investments at fair value:

Control investments (cost December 31, 2022: $281,911; cost September 30, 2022: $260,305)	$232,462	$214,165

Affiliate investments (cost December 31, 2022: $24,327; cost September 30, 2022: $27,353)	23,173	26,196

Non-control/Non-affiliate investments (cost December 31, 2022: $2,471,776; cost September 30, 2022: $2,330,096)	2,387,235	2,253,750

Total investments at fair value (cost December 31, 2022: $2,778,014; cost September 30, 2022: $2,617,754)	2,642,870	2,494,111

Cash and cash equivalents	17,382	23,528

Restricted cash	1,863	2,836

Interest, dividends and fees receivable	37,802	35,598

Due from portfolio companies	6,181	22,495

Receivables from unsettled transactions	8,657	4,692

Due from broker	39,760	45,530

Deferred financing costs	6,781	7,350

Deferred offering costs	32	32

Deferred tax asset, net	1,722	1,687

Derivative assets at fair value	—	6,789

Other assets	4,210	1,665

Total assets	$2,767,260	$2,646,313

LIABILITIES AND NET ASSETS

Liabilities:

Accounts payable, accrued expenses and other liabilities	$3,035	$3,701

Base management fee and incentive fee payable	16,871	15,940

Due to affiliate	3,260	3,180

Interest payable	13,368	7,936

Payables from unsettled transactions	20,974	26,981

Derivative liability at fair value	44,139	41,969

Credit facilities payable	860,000	700,000

Unsecured notes payable (net of $4,650 and 5,020 of unamortized financing costs as of December 31, 2022 and September 30, 2022, respectively)	603,624	601,043

Total liabilities	1,565,271	1,400,750

Commitments and contingencies

Net assets:

Common stock, $0.01 par value per share, 250,000 shares authorized; 61,220 and 61,125 shares issued and outstanding as of December 31, 2022 and September 30, 2022, respectively	612	611

Additional paid-in-capital	1,829,653	1,827,721

Accumulated overdistributed earnings	(628,276)	(582,769)

Total net assets (equivalent to $19.63 and $20.38 per common share as of December 31, 2022 and September 30, 2022, respectively)	1,201,989	1,245,563

Total liabilities and net assets	$2,767,260	$2,646,313

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31, 2022 (unaudited)	Three months ended September 30, 2022 (unaudited)	Three months ended December 31, 2021 (unaudited)

Interest income:

Control investments	$4,567	$3,829	$3,480

Affiliate investments	641	574	334

Non-control/Non-affiliate investments	64,298	57,021	51,635

Interest on cash and cash equivalents	472	295	1

Total interest income	69,978	61,719	55,450

PIK interest income:

Non-control/Non-affiliate investments	6,130	6,011	4,663

Total PIK interest income	6,130	6,011	4,663

Fee income:

Control investments	13	12	13

Affiliate investments	5	5	5

Non-control/Non-affiliate investments	2,003	1,522	894

Total fee income	2,021	1,539	912

Dividend income:

Control investments	1,050	875	3,916

Total dividend income	1,050	875	3,916

Total investment income	79,179	70,144	64,941

Expenses:

Base management fee	9,917	9,703	9,952

Part I incentive fee	7,703	6,986	6,457

Part II incentive fee	—	—	1,751

Professional fees	1,500	1,389	1,322

Directors fees	160	160	123

Interest expense	20,719	15,751	9,400

Administrator expense	298	278	390

General and administrative expenses	746	769	693

Total expenses	41,043	35,036	30,088

Fees waived	(750)	(750)	(750)

Net expenses	40,293	34,286	29,338

Net investment income before taxes	38,886	35,858	35,603

(Provision) benefit for taxes on net investment income	—	—	(3,308)

Excise tax	(78)	—	—

Net investment income	38,808	35,858	32,295

Unrealized appreciation (depreciation):

Control investments	(3,309)	(6,754)	(667)

Affiliate investments	3	33	(251)

Non-control/Non-affiliate investments	(8,675)	(16,803)	(2,831)

Foreign currency forward contracts	(11,001)	5,655	(837)

Net unrealized appreciation (depreciation)	(22,982)	(17,869)	(4,586)

Realized gains (losses):

Control investments	—	—	1,868

Non-control/Non-affiliate investments	(7,651)	(4,303)	4,481

Foreign currency forward contracts	4,448	1,547	2,972

Net realized gains (losses)	(3,203)	(2,756)	9,321

(Provision) benefit for taxes on realized and unrealized gains (losses)	549	(2,025)	2,378

Net realized and unrealized gains (losses), net of taxes	(25,636)	(22,650)	7,113

Net increase (decrease) in net assets resulting from operations	$13,172	$13,208	$39,408

Net investment income per common share — basic and diluted	$0.63	$0.59	$0.54

Earnings (loss) per common share — basic and diluted	$0.22	$0.22	$0.66

Weighted average common shares outstanding — basic and diluted	61,142	61,125	60,127